EXHIBIT 10.14

MANHATTAN SCIENTIFICS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between MANHATTAN SCIENTIFICS, INC., a Delaware corporation (“Company”) and Emmanuel Tsoupanarias (“Executive”), and is effective on the date of the last signature between the Company and Executive on the signature page hereto.

WHEREAS, the Company wishes to employ Executive as Chief Executive Officer, and Executive wishes to be employed by the Company, all on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

1.1 Title. The Company hereby retains the services of Executive as its Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”).

1.2 Duties. Executive’s duties shall include, but not be limited to, the following, all of which shall collectively be referred to hereinafter as the “Services”, and may be amended from time to time by the Board:

(a) the usual responsibilities of a Chief Executive Officer of a public company registered with the U.S. Securities and Exchange Commission;

(b) serving as either the sole board member or Chairman of all of the Company's subsidiaries;

(c) hiring and supervising all employees and/or consultants engaged by the Company unless the Executive reasonably delegates this authority; and

(c) other executive and managerial powers and duties with respect to the Company, as may reasonably be assigned to Executive by the Company’s Board, to the extent consistent with Executive’s position and status as Chief Executive Officer.

1.3 Full and Exclusive Basis. Executive shall dedicate his full working time and efforts to the Company to enable him to faithfully perform the Services, provided that, Executive may serve on other boards of directors, with the approval of the Board, or engage in charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Term. The initial term of this Agreement (“Initial Term”) shall commence on Jan 1, 2013 (the “Commencement Date”) until the fifth anniversary of the Commencement Date; provided however, that the term of this Agreement shall automatically be extended for one additional year on the fifth anniversary of the Commencement Date and for each anniversary thereafter, unless, not less than 60 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement, subject to earlier termination under Section 5. The Initial Term, including any renewal or extension of the Initial Term may hereinafter be referred to as the “Term”.

3. Compensation. In consideration for the Services, Executive shall be entitled to and shall receive the following compensation:

3.1 Annual Salary. Executive’s salary during the Initial Term shall be One Hundred Fifty Thousand US Dollars (USD 150,000) (the “Base Salary”) payable in monthly installments.

3.2 Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board from time to time.

3.3 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

3.4 Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans as shall be approved by the Board or the Compensation Committee. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3.4 in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

3.5 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

4. Confidential Information; Non-Disclosure. In connection with performing the Services, Executive hereby represents and agrees as follows:

4.1 Definition. For purposes of this Agreement, the term “Confidential Information” means:

4.1.1 Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

4.1.2 Any information that is related to the business of the Company and is generally not known by non-Company personnel.

4.1.3 By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

4.2 Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

4.2.1 Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and Executive;

4.2.2 Information received from a third party in rightful possession of such information who is not restricted from disclosing such information;

4.2.3 Information known by Executive prior to receipt of such information from the Company, which prior knowledge can be documented; or

4.2.4 Information that is disclosed to an order or requirement of a court, government administrative agency, or other governmental body.

4.3 Documents. Executive agrees that he will not remove from the Company's premises, unless in the course of performing the Services, any notes, formulas, programs, data, records, machines, or any other items that in any manner contain or constitute Confidential Information, nor will Executive make reproductions or copies of same. Executive shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon his termination or resignation pursuant to Section 5.

4.4 No Disclosure. Executive agrees that he will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of performing the Services. Executive further agrees that he will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of performing the Services, and that the provisions of this Section 4.4 shall survive termination of this Agreement.

5. Termination.

5.1 Death. The Executive’s employment hereunder shall terminate upon his death.

5.2 Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

5.3 Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause (as hereinafter defined) if at a meeting of the Board called and held for such purpose, a majority of the Board determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board (iv) a breach by the Executive of any of the provisions contained in Section 4 of this Agreement; (v) a violation by the Executive of the Company’s employment policies which has continued following written notice of such violation the Board of (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

5.4 Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 5.3 and does not result from the death or disability of the Executive under Section 5.1 or Section 5.2 shall be deemed a termination without Cause.

5.5 Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason (as hereinafter defined). If the Executive provides notice to the Company under Section 2 that he elects to discontinue the extension of the term, such action shall be deemed a voluntary termination by the Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.6 Notice of Termination. Except for termination as specified in Section 5.1, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

5.7 Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 5.2 or by the Company for Cause under Section 5.3, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 5.4, 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 5.5 without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 5.5 with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6. Compensation Upon Termination.

6.1 Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) within 30 days of the Executive’s Date of Termination.

6.2 Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 5.4, or the Executive terminates his employment for Good Reason as provided in Section 5.5, then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit.

Additionally

(i) the Company shall pay the Executive an amount equal to 50% of the Base Salary for the remaining Term of this Agreement; and

(ii) upon the Date of Termination, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional three (3) months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination.

7.  Miscellaneous Provisions.

7.1 Non-Competition; Non-Solicitation. Without the prior written approval of the Board of Directors, Executive shall not, directly or indirectly, during his employment and until the end of six (6) months after termination of employment pursuant to Section 5.3 (Termination for Cause) or Section 5.5 (Termination by Executive):

(a) Engage in a “Competing Business’’, as defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. “Competing Business” shall mean any business that manufactures or licenses a product or technology that competes with a product that the Company licenses or manufactures;

(b) (ii) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with Employer or any of its Affiliates, in any business carried on by Employer or any of its Affiliates during the period in which Executive was an employee of Employer, any suppliers, independent contractors, vendors, or other business associates of Employer or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between Employer or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(c) (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Employer or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Employer or any of its Affiliates; or (iii) in any way interfere with the relationship between Employer or any of its Affiliates and their employees; or

(d) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Employer or any of its Affiliates or otherwise interfere with the business of Employer or any of its Affiliates.

8. Miscellaneous Provisions.

8.1 The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement.

8.2 This Agreement shall be the full and final agreement between the parties and shall constitute the full and final agreement between the parties with respect to the subject matter of this Agreement. This Agreement shall supersede any prior or contemporaneous employment agreement, oral or written, between the parties.

8.3 If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect. The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

8.4 Any and all modifications or amendments to this Agreement must be in writing and signed by all parties.

8.5 This Agreement shall be governed and construed according to the laws of the State of New York. The parties agree that any action or proceeding arising directly, indirectly or otherwise, in connection with, out of, or from this Agreement, any breach hereof, or any transaction covered hereby shall be resolved, whether by arbitration or otherwise, within the State of New York. Accordingly, the parties consent and submit to the jurisdiction of the state courts located within the State of New York and to the United States Federal Courts sitting in the State of New York.

8.6 The prevailing party in any such litigation shall be entitled to their reasonable attorney's fees and costs.

8.7 All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.8 All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

8.9 Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

8.10 Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

8.11 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and by a neutral arbitrator to be chosen by both parties, and the parties hereby agree to be bound by the results. Such arbitration shall be held before the American Arbitration Association in accordance with their rules and procedures. Payment of arbitration fees is to be decided by the arbitrator and judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.

8.12 This Agreement may not be assigned by Executive, and the Services contracted for herein are specific to Executive and may not be delegated and or assigned to any other person other than Executive.

8.13 This Agreement may be executed in any number of counterparts and by facsimile, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

COMPANY:	EXECUTIVE:

Manhattan Scientifics, Inc.

By: /s/	/s/ Emmanuel Tsoupanarias

Name:	Emmanuel Tsoupanarias

Its:	Date: March 28, 2013

Date: March 28, 2013

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]